Exhibit 99.77C

SUB-ITEM 77C: Submission of matters to a vote of security holders

On July 29, 2014, a special meeting of the shareholders of the REMS Real Estate Value Opportunity Fund and REMS Real Estate Income 50/50 Fund was held for the purpose of considering the approval of a non-taxable reorganization of the Funds, each into a newly created series of another investment company, the World Funds Trust. The reorganization was approved by the shareholders of each Fund and the closing of the reorganization took place on August 15, 2014 based on the following results:

REMS Real Estate Value Opportunity Fund:

Total Outstanding Shares:	24,297,464

Total Shares Voted:	14,962,654

Voted For:	14,908,624

Voted Against:	24,907

Abstained:	29,122

REMS Real Estate Income 50/50 Fund:

Total Outstanding Shares:	9,048,602

Total Shares Voted:	6,105,499

Voted For:	6,098,697

Voted Against:	2,748

Abstained:	4,054

On August 12, 2014, a special meeting of the shareholders of the European Equity Fund was held for the purpose of considering the approval of a non-taxable reorganization of the Fund into a newly created series of another investment company, the World Funds Trust. The reorganization was approved by the shareholders of the Fund and the closing of the reorganization took place on August 15, 2014 based on the following results:

European Equity Fund

Total Outstanding Shares:	896,710

Total Shares Voted:	448,627

Voted For:	348,088

Voted Against:	27,389

Abstained:	73,150